News Release

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FOR IMMEDIATE RELEASE

MATTSON TECHNOLOGY APPOINTS ANDREW J. MORING
AS CHIEF FINANCIAL OFFICER

Announces Resignation of William L. Turner

FREMONT, Calif. - June 12, 2008 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced semiconductor process equipment used to manufacture Integrated Circuits (or ICs), today announced that the Mattson Board of Directors has appointed Andrew J. Moring as Chief Financial Officer, effective immediately. William I. Turner has tendered his resignation from his position as Executive Vice President and Chief Financial Officer to pursue other opportunities.

Mr. Moring has served as Mattson's Senior Vice President and Controller since 2006. Prior to joining Mattson, he spent 17 years at Applied Materials, Inc. in operational and financial positions. His last position at Applied was Vice President of Global Internal Audit.

"We are very appreciative of Bill's contributions and we wish him well," said David Dutton, President and Chief Executive Officer. "Bill has made significant contributions to Mattson in his previous role as chairman of the Audit Committee and as CFO. We are fortunate to have a finance executive of Andy Moring's caliber to assume the CFO role. Andy's knowledge of Mattson and in-depth industry experience make him the ideal finance leader to effect strong returns on our new product investments."

About Mattson Technology, Inc.
Mattson Technology, Inc. is a leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

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